Exhibit 99.(h8)

AMENDMENT

to

Transfer Agency and Service Agreement

among

Aberdeen Funds and Aberdeen Investment Funds

Each on Behalf of Each of the Entities,

Individually and not Jointly, as Listed on Schedule A (collectively, the “Funds”)

and

Boston Financial Data Services, Inc. (the “Transfer Agent”)

This Amendment is made as of this 30th day of November, 2016, between the Funds and the Transfer Agent.  The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated June 3, 2011, as amended, (the “Agreement”).  In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Schedule A.  The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of November 30, 2016; and

2.              All defined terms and definitions in the Agreement shall be the same in this Amendment (the “November 30, 2016 Amendment”) except as specifically revised by this Amendment; and

3.              Except as specifically set forth in this November 30, 2016 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this November 30, 2016 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ABERDEEN FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Lucia Sitar	By:	/s/ Richard J. Johnson

Name:	Lucia Sitar	Name:	Richard J. Johnson

Title:	Vice President	Title:	Managing Director

As an Authorized Officer on behalf of each of its Series indicated on Schedule A

ABERDEEN INVESTMENT FUNDS, ON BEHALF OF EACH OF ITS SERIES, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A

By:	/s/ Lucia Sitar

Name:	Lucia Sitar

Title:	Vice President

As an Authorized Officer on behalf of each of its Series indicated on Schedule A

SCHEDULE A

Dated:  November 30, 2016

Aberdeen Funds

Aberdeen Asia Bond Fund	Series of Delaware statutory trust
Aberdeen Asia-Pacific (Ex-Japan) Equity Fund	Series of Delaware statutory trust
Aberdeen China Opportunities Fund	Series of Delaware statutory trust
Aberdeen Diversified Alternatives Fund	Series of Delaware statutory trust
Aberdeen Diversified Income Fund	Series of Delaware statutory trust
Aberdeen Dynamic Allocation Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Debt Fund	Series of Delaware statutory trust
Aberdeen Emerging Markets Fund	Series of Delaware statutory trust
Aberdeen Equity Long-Short Fund	Series of Delaware statutory trust
Aberdeen Global Equity Fund	Series of Delaware statutory trust
Aberdeen Global Unconstrained Fixed Income Fund (formerly, Aberdeen Global Fixed Income Fund)	Series of Delaware statutory trust
Aberdeen International Equity Fund	Series of Delaware statutory trust
Aberdeen International Small Cap Fund	Series of Delaware statutory trust
Aberdeen Japanese Equities Fund	Series of Delaware statutory trust
Aberdeen Tax-Free Income Fund	Series of Delaware statutory trust
Aberdeen U.S. Multi-Cap Equity Fund	Series of Delaware statutory trust
Aberdeen U.S. Mid Cap Equity Fund	Series of Delaware statutory trust
Aberdeen U.S. Small Cap Equity Fund	Series of Delaware statutory trust

Aberdeen Investment Funds

Aberdeen Select International Equity Fund	Series of a Massachusetts business trust
Aberdeen Select International Equity Fund II	Series of a Massachusetts business trust
Aberdeen Total Return Bond Fund	Series of a Massachusetts business trust
Aberdeen Global High Income Fund	Series of a Massachusetts business trust